As filed with the Securities and Exchange Commission on January 12, 1995
                                                      Registration No 33-56783
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                              AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                  AT&T CORP.



                                  A New York
                                 Corporation
                               I.R.S. Employer
                                No. 13-4924710
                          32 Avenue of the Americas,
                        New York, New York 10013-2412
                                (212-387-5400)
                              Agent for Service
                               S.L. Prendergast
                         Vice President and Treasurer
                 Please send copies of all communications to:
Charles S. Whitman III                                Albert F. Lilley
Davis Polk & Wardwell                          Milbank, Tweed, Hadley & McCloy
450 Lexington Avenue                              1 Chase Manhattan Plaza
New York, New York 10017                          New York, New York 10005


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. (check box)


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividends or interest reimbursement plans, please check the following box. (check box)

                       CALCULATION OF REGISTRATION FEE

                                                    Proposed           Proposed
                                                    Maximum             Maximum             Amount of
   Title of Each Class of       Amount to be     Offering Price        Aggregate          Registration
Securities to be Registered      Registered       Per Unit(1)      Offering Price(1)           Fee
Common Shares, par value          35,859,199
  $1.00 per share                   shares            $47.75    $1,712,276,752.25         $590,444.40 (2)
                                    5,378,880
                                     shares           $48.31    $  259,853,692.80         $ 89,604.72 (3)

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.
(2) Paid at time of original filing.
(3) Paid herewith.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two separate prospectuses. The first prospectus relates to a public offering of AT&T Corp. common shares in the United States (the "U.S. Offering"). The second prospectus relates to a concurrent offering of common shares outside the United States (the "International Offering"). The prospectuses for the U.S. Offering and the International Offering will be identical with the exceptions of the front and back cover pages and the section entitled "Underwriting" for the International Offering. Such alternate pages appear in this Registration Statement immediately following the complete prospectus for the U.S. Offering.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS
                SUBJECT TO COMPLETION, DATED JANUARY 12, 1995
                              35,859,199 Shares
                                 (logo AT&T)
                                  AT&T Corp.
                                Common Shares
                         (par value $1.00 per share)



All of the 35,859,199 common shares (the "Common Shares") of AT&T Corp. being offered hereby are being sold by the Selling Shareholder and are outstanding common shares of the Company. Of the 35,859,199 Common Shares offered, 28,859,199 Common Shares are being offered hereby in the United States, and 7,000,000 Common Shares are being offered in a concurrent international offering outside the United States. The Company will not receive any of the proceeds from the sale of such Common Shares. See "Selling Shareholder".



The Common Shares are listed on the New York, Boston, Chicago, Pacific and Philadelphia Stock Exchanges. On January 11, 1995, the reported last sale price of the Company's common shares on the New York Stock Exchange was $48-1/4 per share. See "Price Range of Common Shares and Dividends".



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                       PRICE $       A SHARE


                                                                 Proceeds to
                      Initial Public        Underwriting           Selling
                      Offering Price        Discount(1)         Shareholder(2)
                     ------------------    ---------------   ------------------
Per Share            $                     $                  $
Total(3)             $                     $                  $

(1) The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting expenses, estimated to be $990,000, of which $840,000 will be payable by the Company and $150,000 will be payable by the Selling Shareholder.
(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 4,328,880 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, an over-allotment option on 1,050,000 shares has been granted by the Company as part of the International Offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to the Company (before deducting expenses as indicated in note (2)) will be $ , $ and $ , respectively. The total proceeds to the Selling Shareholder will not change. See "Underwriting".


                          Joint Global Coordinators
Goldman, Sachs & Co.                                    Morgan Stanley & Co.
                                                             Incorporated


The Common Shares are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by the Underwriters. It is expected that certificates for the Common Shares will be ready for delivery
in New York on or about       , 1995.



Goldman, Sachs & Co.                                      Morgan Stanley & Co.
                                                               Incorporated
CS First Boston
                 Donaldson, Lufkin & Jenrette
                    Securities Corporation
                                                     Merrill Lynch & Co.
                                                    Salomon Brothers Inc



January , 1995

                          AVAILABLE INFORMATION

AT&T Corp. ("AT&T" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed by AT&T can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such material can also be inspected at the New York, Boston, Chicago, Pacific and Philadelphia Stock Exchanges. Copies of such material can also be obtained at the prescribed rates from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

                 INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents have been filed by the Company with the SEC (File No. 1-1105) and are incorporated herein by reference.


(1) AT&T's Annual Report on Form 10-K for the year 1993;
(2) AT&T's Quarterly Reports on Form 10-Q for the periods ended March 31, 1994, June 30, 1994 and September 30, 1994; and
(3) AT&T's Current Reports on Form 8-K dated January 14, 1994, January 27, 1994, March 4, 1994, March 23, 1994, April 5, 1994, August 16, 1993, as
amended (filed April 19, 1994), April 22, 1994, August 16, 1993, as amended (filed May 20, 1994), May 26, 1994, July 15, 1994, August 16, 1993, as
amended (filed August 23, 1994), August 25, 1994, September 14, 1994, September 19, 1994, October 26, 1994, December 8, 1994, December 13, 1994, and October 26, 1994, as amended (filed December 27, 1994).


All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Shares shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents; provided, however, that the documents enumerated above or subsequently filed by AT&T pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of AT&T's Annual Report on Form 10-K covering such year shall not be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

COPIES OF THE ABOVE DOCUMENTS AND THE 1993 AT&T ANNUAL REPORT TO SHAREOWNERS MAY BE OBTAINED UPON REQUEST WITHOUT CHARGE FROM THE SECRETARY'S DEPARTMENT, AT&T, ROOM 2420E, 32 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10013-2412 (TELEPHONE NUMBER 212-387-5400).

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK, BOSTON, CHICAGO, PACIFIC AND PHILADELPHIA STOCK EXCHANGES OR IN THE OVER-THE-COUNTER MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             THE COMPANY


AT&T is among the world's networking leaders, providing communications services and products, as well as network equipment and computer systems, to businesses, consumers, telecommunications service providers and government agencies. Worldwide, AT&T's network handles more than 175 million voice, data, video and facsimile messages on an average business day. AT&T Bell Laboratories engages in basic research as well as product and service development. AT&T also offers a general-purpose credit card and other financial services.



AT&T has organized its businesses into the following functional groups:



*AT&T COMMUNICATIONS SERVICES GROUP provides a wide range of voice, data and image telecommunications services to consumers, large and small businesses, and government entities. For consumers, these services primarily consist of long distance telephone, AT&T Calling Card, and domestic and international operator services. AT&T provides business and government customers with long distance as well as other advanced telecommunications services, including toll-free "800" services, private line services and integrated digital network services. In addition, AT&T constructs, operates and manages global telecommunications networks for customers' and for its own use. In September 1994, a subsidiary of AT&T merged with McCaw Cellular Communications, Inc. ("McCaw"), the nation's largest cellular communications company, which will form the basis for AT&T's future growth in the wireless communications area. See "Recent Developments" in this Prospectus.



*AT&T GLOBAL INFORMATION SOLUTIONS COMPANY develops, manufactures, sells, and services computer and information systems for businesses. These systems help customers manage both computing and communications in one integrated package.



*AT&T MULTIMEDIA PRODUCTS GROUP meets the equipment needs of businesses, government entities and consumers. This group offers products such as private branch exchanges, voice and message processing products, and video conferencing systems. This group also has responsibility for the design, manufacture and sale of cellular, corded and cordless phones, answering systems, facsimile machines and other telecommunications products.



*AT&T NETWORK SYSTEMS GROUP has primary responsibility for the development, manufacture, installation and maintenance of communications equipment marketed to local exchange carriers, private telecommunications network operators, foreign telephone operators, government entities, private businesses and the Company itself. In addition to advanced switching and transmission systems, this group is a leader in the provision of hardware and software systems integration for wireless service providers, cable television operators and other telecommunications carriers.



*AT&T BELL LABORATORIES provides support to all of the Company's business units. It designs and develops new products, systems, software and services, and carries out a broad program of fundamental research to provide the technology base for AT&T's future. AT&T Bell Laboratories is responsible for the invention or development of many significant telecommunications devices and processes, including the transistor, cellular wireless communications technology, integrated circuits and many types of lasers.



*AT&T FINANCIAL SERVICES AND LEASING consists of AT&T Universal Card Services Corp., a general- purpose credit card company, wholly owned by AT&T, and AT&T Capital Corporation, a publicly-traded full- service finance and leasing company, 86%-owned by AT&T.


AT&T has numerous subsidiary companies and offices throughout the world. In 1993, AT&T announced its intention to implement an international organizational structure, along regional lines, to complement the functional groups described above and to promote shared accountability among regional units and those groups. Three regional units, representing all AT&T businesses, have been formed: Latin America, with headquarters in Coral Gables, Florida; Asia/ Pacific, with headquarters in Hong Kong; and Europe/Middle East/Africa, with headquarters in Brussels.


The Company was incorporated on March 3, 1885 under the laws of the State of New York and has its principal executive offices at 32 Avenue of the Americas, New York, New York 10018-2412 (telephone number 212-387-5400).

                         RECENT DEVELOPMENTS

Merger With McCaw

On September 19, 1994, a subsidiary of AT&T merged with McCaw, the leading provider of wireless communications services in the United States. McCaw's service offerings include cellular, messaging, data transmission and air-to-ground communications. It has cellular operations in more than 100 cities in the United States with a total population of more than 100 million, approximately 80% of which is in the 30 most populous markets in the United States. McCaw has approximately 3.6 million cellular customers and 600,000 messaging subscribers. Revenue and net income for McCaw for the nine months ended September 30, 1994 were $2,062 million and $34 million, respectively.

The merger with McCaw is expected to allow AT&T to better meet the communications requirements of its customers. Under the terms of a proposed antitrust consent decree among AT&T, McCaw and the United States, the operations of AT&T and McCaw are subject to several conditions, including maintaining McCaw as a separate business entity with separate officers and personnel. After McCaw provides equal access to all interexchange carriers AT&T may: use the AT&T brand on McCaw's cellular services; jointly market its interexchange services with McCaw's cellular service; and provide customers with a single bill for both wired and wireless services.


Option To Acquire Publicly Held Shares Of LIN Broadcasting


Under the Private Market Value Guarantee ("PMVG") between McCaw and its 52%-owned subsidiary, LIN Broadcasting Corporation ("LIN"), a process commenced on January 1, 1995 to determine the private market value per share of LIN (the "Private Market Price"). After the Private Market Price is determined, McCaw will have 45 days to decide whether to proceed with the acquisition of all the public shares of LIN at that price, subject to the approval of the LIN public shareholders.


Private market value is defined in the PMVG as the price per share, including control premium, that an unrelated third party would pay if it were to acquire all the outstanding shares of LIN, including the shares held by McCaw, in an arm's-length transaction and assuming that LIN was being sold in a manner designed to attract all possible participants and to maximize shareholder value. Using this definition, the Private Market Price will be determined by Morgan Stanley & Co. Incorporated, which has been designated as McCaw's appraiser under the PMVG, and by Lehman Brothers Inc. and Bear, Stearns & Co., which have been designated to act jointly as the LIN independent directors' appraiser, and if necessary by a third-party appraiser.


AT&T and McCaw have not made any decision as to whether McCaw should proceed with an acquisition of the LIN public shares. If the Private Market Price is set at a level that AT&T and McCaw believe is reasonable, AT&T and McCaw expect that McCaw would seek to proceed with an acquisition. If the Private Market Price is set at a level that AT&T and McCaw believe is not reasonable, AT&T and McCaw expect that McCaw would not proceed with an acquisition. Any such acquisition would involve a substantial capital expenditure. If McCaw does not proceed with an acquisition, the PMVG provides that McCaw will put LIN in its entirety up for sale under the direction of the LIN independent directors. Such a sale would also be subject to the approval of the LIN public shareholders.


Personal Communications Services Auctions


On October 28, 1994, AT&T Wireless PCS Inc., a wholly owned subsidiary of AT&T , filed an application with the FCC establishing its eligibility to bid on broad-band personal communication service ("PCS") radio licenses to provide wireless telephone service in 30 of 51 major trading areas in the United States. The FCC auction began on December 5, 1994. It is not possible to predict the outcome of the auction or the amounts successful bidders will be required to pay in order to win licenses as about 30 companies have made deposits and are eligible for bidding. In the event AT&T is successful in obtaining one or more licenses, substantial expenditures could be required for the licenses and for constructing associated systems.


Growth In Recent International Alliances To Provide Telecommunications
Service


On November 9, 1994, AT&T and Grupo Alfa ("Alfa") of Mexico announced that they had signed a memorandum of understanding pursuant to which they plan to work together to develop a possible joint venture to deliver telecommunication services to Mexico's business and residential customers. If such a joint venture is formed, Alfa's share of the voting equity would be 51% and AT&T's 49%. The services the joint venture would offer and whether AT&T and Alfa would proceed with the formation of the joint venture depend in part on the terms and conditions of long distance competition and concessions to be issued in early 1995 by the Secretariat of Communications and Transportation, the agency that regulates telecommunications in Mexico, as well as the joint venture's ability to secure an operating license.

Another significant recent international alliance is WorldPartners Company ("WorldPartners"), which AT&T formed as an equity partnership in 1993 with Kokusai Denshin Denwa Co. Ltd. of Japan and Singapore Telecom to support the provision of high quality advanced telecommunications services to multinational business customers marketed under the name "WorldSource(SM)". WorldPartners has recruited to date a total of nine telecommunications services partners as members of the WorldPartners Association, the consortium of companies offering WorldSource services, covering twenty-four countries in North America, Europe and Asia. During 1994, a consortium of Dutch, Swiss and Swedish telephone authorities known as Unisource joined WorldPartners. Competition for WorldPartners to serve the communication needs of multinational corporations is significant, consisting often of local national telephone authorities as well as consortia formed between MCI and British Telecommunications and, pending regulatory approval, among Sprint and France Telecom and Deutsche Telekom.


Third Quarter Results


On October 20, 1994, AT&T announced its consolidated results (including the operations of McCaw) for the third quarter of 1994. Reported earnings per share were $.67 vs. $.66 in the third quarter of 1993, but included merger expenses and other one-time charges totalling $327 million. Excluding McCaw merger-related expenses, AT&T's earnings per share would have been $.78, an increase of 18%.

Total revenues increased by 8.3% in the third quarter, largely due to a 3.5% increase in telecommunications services revenues and a 20.1% increase in the sales of products and systems. Telecommunications services revenues increased largely because of an increase in long distance conversation volumes of more than 7% from the prior year period and growth in cellular subscribers. Product sales gains were led by increases in telecommunications network products and systems and computer products and systems.

Combined operating profits, including merger expenses, for the third quarter of 1994 increased $188 million, or 10.6%, to $1,957 million. Excluding one-time expenses, operating income increased 24.4%.


Results for Full Year



AT&T expects to release results for the year ended December 31, 1994 on or about January 24, 1995.

                              CAPITALIZATION

The following table sets forth the unaudited consolidated short-term debt and capitalization of AT&T at September 30, 1994.

                                                                    September 30, 1994
                                                                --------------------------
                                                                   (Dollars in millions,
                                                                 except per share amount)
Debt maturing within one year                                                      $13,679
                                                                                    ======
Long-term debt including capital leases                                            $10,866
Shareowners' equity:
  Common shares, par value $1.00 per share: 2,000,000,000
  shares
   authorized, 1,562,667,000 shares outstanding                                      1,563
 Additional paid-in capital                                                         15,375
 Guaranteed ESOP obligation                                                          (305)
 Foreign currency translation adjustments                                              219
 Retained deficit                                                                     (151)
                                                                                    ------
  Total shareowners' equity                                                         16,701
                                                                                    ------
    Total capitalization                                                           $27,567
                                                                                   =======

                            SELECTED FINANCIAL DATA

The selected financial data set forth below for the years ended December 31, 1993, 1992 and 1991 and at December 31, 1993 and 1992 are derived from AT&T's restated audited consolidated financial statements. The income statement data for the nine month periods ended September 30, 1994 and 1993 and the balance sheet data at September 30, 1994 are derived from AT&T's unaudited consolidated financial statements.

                                                      Nine Months ended                     Year Ended
                                                        September 30,                      December 31,
                                                    -----------------------   --------------------------------------
                                                      1994       1993(1)     1993(1)       1992       1991(2)
                                                            (Dollars in millions, except per share amounts)
Income Statement Data:
Total revenues                                       $53,984       $50,281       $69,351      $66,647        $64,455
Operating income                                       5,814         4,890         6,568        6,629          1,570
Interest expense                                         580           706(3)      1,032        1,153          1,305
Income before cumulative effects of
  accounting changes                                   3,372         2,926         3,702        3,442            171
Cumulative effects of accounting changes for:
 --Postretirement benefits                              --          (7,023)       (7,023)        --             --
 --Postemployment benefits                              --          (1,128)       (1,128)        --             --
 --Income taxes                                         --          (1,457)       (1,457)        --             --
Net income (loss)                                    $ 3,372       $(6,682)      $(5,906)     $ 3,442        $   171
Net income (loss) per share                          $  2.16       $ (4.33)      $ (3.82)     $  2.27        $   .12
Dividends declared per common share                  $   .99       $   .99       $  1.32      $  1.32        $  1.32

                                                 September 30,           December 31,
                                                 ---------------   ------------------------
                                                      1994            1993         1992
Balance Sheet Data:
Total assets                                            $75,547      $69,393        $66,104
Long-term debt including capital leases                  10,866       11,802         14,166
Total debt (including current portion) (3)               24,545       22,865         21,857
Total shareowners' equity                                16,701       13,374         20,313

(1) 1993 data reflect a $9.6 billion net charge for three U.S. accounting changes: Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", SFAS No. 112, "Employers' Accounting for Postemployment Benefits", and SFAS No. 109, "Accounting for Income Taxes".
(2) 1991 data reflect $4.5 billion of business restructuring and other charges.
(3) Long-term debt redemption--in March 1993, AT&T issued redemption notices for debentures and notes with an aggregate outstanding balance of $1,750 million at March 31, 1993. Expenses associated with these redemptions of $83 million ($52 million or $.03 per share after taxes) were included in interest expense for the three months ended March 31, 1993.

SELLING SHAREHOLDER

All of the Common Shares offered hereby are being sold by BT USA Holdings, Inc. (the "Selling Shareholder"), a wholly-owned subsidiary of British Telecommunications plc.

The Selling Shareholder acquired the Common Shares in connection with the merger on September 19, 1994 of a subsidiary of AT&T with McCaw. Under the terms of the merger agreement, the Selling Shareholder received the Common Shares in exchange for its 35,859,199 shares of McCaw, which it purchased beginning in 1989.

The Common Shares represent approximately 2.3% of the total outstanding common shares of AT&T. The Common Shares are being registered pursuant to the terms of a Registration Rights Agreement, dated as of September 19, 1994, between AT&T and the Selling Shareholder. The Selling Shareholder will not own any common shares of AT&T following completion of the offering.

The Selling Shareholder is being advised in connection with the offering by Donaldson, Lufkin & Jenrette Securities Corporation and N M Rothschild & Sons Limited.

                   DESCRIPTION OF COMMON SHARES OF AT&T

All common shares (par value $1 per share) of AT&T are entitled to participate equally in dividends. Each shareowner has one vote for each share registered in the shareowner's name. All common shares would rank equally on liquidation, and common shares (including the Common Shares offered by this Prospectus) are fully-paid and nonassessable by AT&T. Holders of common shares have no preemptive rights.

AT&T is authorized to issue common shares under the Shareowner Dividend Reinvestment and Stock Purchase Plan and various employee benefit plans of AT&T and its subsidiaries.

Certain Preferential Rights Of Holders Of Preferred Shares

AT&T's authorized capital includes a class of 100,000,000 preferred shares, par value $1 per share, issuable in series, cumulative as to dividends and having an authorized maximum liquidation preference of $8,000,000,000. The preferred shares rank prior to the common shares both as to dividends and on liquidation. There are no preferred shares issued and outstanding. AT&T's Board of Directors is authorized to establish the number of shares, designations, relative rights, preferences and limitations, including voting and conversion rights, of any future series of preferred shares.


                               USE OF PROCEEDS



If all or part of the over-allotment options are exercised, the Company will receive the proceeds from the sale of any additional shares sold as a result of any such exercise. The proceeds will be used for general corporate purposes.

                    PRICE RANGE OF COMMON SHARES AND DIVIDENDS

The Company's common shares are traded on the New York, Philadelphia, Boston, Chicago and Pacific Stock Exchanges under the symbol "T". They also trade on the London, Tokyo and other foreign stock exchanges. The following table sets forth the high and low sale prices of the common shares for the periods indicated as reported on the New York Stock Exchange Composite Tape:

                                               High      Low
                                               ------   -------
Fiscal 1992
 First Quarter                                41-3/8     36-5/8
 Second Quarter                               44-5/8     40-1/8
 Third Quarter                                45-3/8         42
 Fourth Quarter                               53-1/8     40-5/8
Fiscal 1993
 First Quarter                                59-1/8     50-1/8
 Second Quarter                               63-7/8     53-3/4
 Third Quarter                                    65     57-3/8
 Fourth Quarter                               61-3/8        52
Fiscal 1994
 First Quarter                                57-1/8     50-5/8
 Second Quarter                               57-1/8     49-1/2
 Third Quarter                                55-7/8     52-1/2
 Fourth Quarter                               55-1/4     47-1/4
Fiscal 1995
 First Quarter (through January 11, 1995)     50-1/2     47-7/8

Dividends on common shares are currently paid at the rate of $.33 per share per quarter ($1.32 per year).

                           UNDERWRITING


Under the terms and subject to the conditions contained in an Underwriting Agreement dated January , 1995, the U.S. Underwriters named below have severally agreed to purchase and the Selling Shareholder has agreed to sell to them, severally, the respective number of Common Shares set forth below.

                                                             Number of
                     Underwriter                           Common Shares
- -----------------------------------------------------    -----------------
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
CS First Boston Corporation
Donaldson, Lufkin & Jenrette Securities Corporation
Merrill Lynch & Co.
Salomon Brothers Inc

                                                           ---------------
Total                                                           28,859,199
                                                           ===============

The Underwriting Agreement provides that the obligations of the several U.S. Underwriters to pay for and accept delivery of the Common Shares are subject to the approval of certain legal matters by their counsel and to certain other conditions. The nature of the U.S. Underwriters' obligation is such that they are committed to take and pay for all of the shares offered hereby if any are taken.



The U.S. Underwriters propose to offer part of the Common Shares directly to the public at the initial public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in excess of $ a share under the initial public offering price. Any U.S. Underwriter may allow, and such dealers may reallow, a concession not in excess of $ a share to certain brokers and dealers.



The Company and the Selling Shareholder have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the international offering (the "International Underwriters") providing for the concurrent offer and sale of 7,000,000 Common Shares in an international offering outside the United States (the "International Offering"). The initial public offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Morgan Stanley & Co. International Limited and Goldman Sachs International.



Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between Syndicates") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the Common Shares, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between Syndicates that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver Common Shares (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.



Pursuant to the Agreement Between Syndicates, sales may be made between the U.S. Underwriters and the International Underwriters of such number of Common Shares as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.



The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 4,328,880 additional common shares solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 28,859,199 Common Shares offered. The Company has granted the International Underwriters a similar option to purchase up to an aggregate of 1,050,000 additional common shares.


The Company and the Selling Shareholder have agreed that, until 90 days following the date hereof, they will not, without the consent of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, offer, sell or contract to sell, or announce the offering of any common shares of the Company or securities convertible into or exchangeable for such common shares, with certain exceptions.


Morgan Stanley & Co. Incorporated has been retained by AT&T and McCaw to serve as McCaw's appraiser in connection with the Private Market Value Guarantee with LIN. See "Recent Developments--Option to Acquire Publicly Held Shares of LIN Broadcasting".



The Company, the Selling Shareholder and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                         FOR FLORIDA RESIDENTS

AT&T provides telecommunications services between the United States and Cuba jointly with Empresa de Telecomunicaciones Internacionales de Cuba ("EMTELCUBA"), the Cuban telephone company, pursuant to all applicable U.S. laws and regulations. All payments due EMTELCUBA are handled in accordance with the provisions of the Cuban Assets Control Regulations and the Cuban Democracy Act of 1992 and specific licenses issued thereunder. AT&T is the sole owner of the Cuban American Telephone and Telegraph Company ("CATT"), a Cuban corporation. CATT owns cable facilities between the United States and Cuba that were activated on November 25, 1994.

This information is accurate as of the date hereof. Current information concerning AT&T's business dealings with the government of Cuba or with any person or affiliate located in Cuba may be obtained from the Division of Securities and Investor Protection of the Florida Department of Banking and Finance, the Capitol, Tallahassee, Florida 32399- 0530, telephone number
(904) 488-9805.

                            LEGAL OPINIONS


Marilyn J. Wasser, Vice President--Law and Secretary of AT&T, is passing upon the legality of the Common Shares for the Company. As of December 31, 1994, Marilyn J. Wasser owned 3,019 common shares of AT&T and had options to acquire 13,626 common shares of AT&T.


Davis Polk & Wardwell of New York, New York is passing upon the legality of the Common Shares for the Underwriters. Such firm from time to time acts as counsel for the Company and its subsidiaries.

Milbank, Tweed, Hadley & McCloy of New York, New York is passing upon the legality of the Common Shares for the Selling Shareholder.

                             EXPERTS


The restated consolidated financial statements and restated consolidated financial statement schedules of AT&T and its subsidiaries at December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991, included in AT&T's Current Report on Form 8-K, dated October 26, 1994, as amended (filed December 27, 1994), have been incorporated herein by reference in reliance upon the report of Coopers & Lybrand L.L.P., independent auditors, which report includes an explanatory paragraph regarding AT&T's change in 1993 in methods of accounting for postretirement benefits, postemployment benefits and income taxes, given on the authority of that firm as experts in accounting and auditing.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.
TABLE OF CONTENTS

                                      Page
                                        --
Available Information                    2
Incorporation of Documents by Reference  2
The Company                              3
Recent Developments                      4
Capitalization                           6
Selected Financial Data                  7
Selling Shareholder                      7
Description of Common Shares of AT&T     8
Use of Proceeds                          8
Price Range of Common Shares and
  Dividends                              8
Underwriting                             9
For Florida Residents                   11
Legal Opinions                          11
Experts                                 11

35,859,199 Shares

AT&T Corp.

                                Common Shares
                         (par value $1.00 per share)


                             Goldman, Sachs & Co.
                             Morgan Stanley & Co.
                                 Incorporated
                               CS First Boston
                         Donaldson, Lufkin & Jenrette
                            Securities Corporation
                             Merrill Lynch & Co.
                             Salomon Brothers Inc

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                                                 [ALTERNATE FOR INTERNATIONAL]
                                 PROSPECTUS
                SUBJECT TO COMPLETION, DATED JANUARY 12, 1995
                              35,859,199 Shares
                                  AT&T Corp.
                                 (logo AT&T)
                                Common Shares
                         (par value $1.00 per share)


All of the 35,859,199 common shares (the "Common Shares") of AT&T Corp. being offered hereby are being sold by the Selling Shareholder and are outstanding common shares of the Company. Of the 35,859,199 Common Shares offered, 7,000,000 Common Shares are being offered outside the United States hereby, and 28,859,199 Common Shares are being offered in a concurrent offering in the United States. The Company will not receive any of the proceeds from the sale of such Common Shares. See "Selling Shareholder".


The Common Shares are listed on the New York, Boston, Chicago, Pacific and Philadelphia Stock Exchanges. On January 11, 1995, the reported last sale price of the Company's common shares on the New York Stock Exchange was $48 1/4 per share. See "Price Range of Common Shares and Dividends".


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        PRICE $        A SHARE


                                                                Proceeds to
                      Initial Public        Underwriting           Selling
                      Offering Price        Discount(1)         Shareholder(2)
                     ------------------    ---------------   ------------------
Per Share            $                      $                  $
Total(3)             $                      $                  $

(1) The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting expenses, estimated to be $990,000, of which $840,000 will be payable by the Company and $150,000 will be payable by the Selling Shareholder.
(3) The Company has granted the International Underwriters an option for 30 days to purchase up to an additional 1,050,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, an over-allotment option on 4,328,880 shares has been granted by the Company as part of the U.S. Offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to the Company (before deducting expenses as indicated in note (2)) will be $ , $ and $ , respectively. The total proceeds to the Selling Shareholder will not change. See "Underwriting".


                          Joint Global Coordinators
Goldman, Sachs & Co.                                   Morgan Stanley & Co.
                                                           Incorporated


The Common Shares are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by the Underwriters. It is expected that certificates for the Common Shares will be ready for delivery
in New York on or about       , 1995.
Morgan Stanley & Co.                         Goldman Sachs International
                                                     International
CS First Boston Limited
              Donaldson, Lufkin & Jenrette
              Securities Corporation
                            Merrill Lynch International Limited
                            Salomon Brothers International Limited



January , 1995

                                                 [ALTERNATE FOR INTERNATIONAL]


                             UNDERWRITING


Under the terms and subject to the conditions contained in an Underwriting Agreement dated January , 1995, the International Underwriters named below have severally agreed to purchase and the Selling Shareholder has agreed to sell to them, severally, the respective number of Common Shares set forth below.

                                                             Number of
                     Underwriter                           Common Shares
- -----------------------------------------------------    -----------------
Morgan Stanley & Co. International Limited
Goldman Sachs International
CS First Boston Limited
Donaldson, Lufkin & Jenrette Securities Corporation
Merrill Lynch International Limited
Salomon Brothers International Limited
                                                                 ---------
Total                                                            7,000,000
                                                                 =========

The Underwriting Agreement provides that the obligations of the several International Underwriters to pay for and accept delivery of the Common Shares are subject to the approval of certain legal matters by their counsel and to certain other conditions. The nature of the International Underwriters' obligation is such that they are committed to take and pay for all of the shares offered hereby if any are taken.



The International Underwriters propose to offer part of the Common Shares directly to the public at the initial public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in excess of $ a share under the initial public offering price. Any International Underwriter may allow, and such dealers may reallow, a concession not in excess of $ a share to certain brokers and dealers.



The Company and the Selling Shareholder have entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters of the U.S. offering (the "U.S. Underwriters") providing for the concurrent offer and sale of 28,859,199 Common Shares in a U.S. offering in the United States (the "U.S. Offering"). The initial public offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the U.S. Offering, and vice versa. The representatives of the U.S. Underwriters are Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated.



Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between Syndicates") relating to the two offerings, each of the U.S. Underwriters has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the Common Shares, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories,

                                                 [ALTERNATE FOR INTERNATIONAL]



its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters named herein has agreed pursuant to the Agreement Between Syndicates that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver Common Shares (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.



  Pursuant to the Agreement Between Syndicates, sales may be made between the U.S. Underwriters and the International Underwriters of such number of Common Shares as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.



  The Company has granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,050,000 additional common shares solely to cover over-allotments, if any. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 7,000,000 Common Shares offered. The Company has granted the U.S. Underwriters a similar option to purchase up to an aggregate of 4,328,880 additional common shares.



  Each International Underwriter has also agreed that (a) it has not offered or sold, and will not offer or sell, in the United Kingdom, by means of any document, any Common Shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985 of Great Britain, (b) it has complied, and will comply with, all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the Common Shares in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the Common Shares to a person who is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 (as amended) of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.



  Buyers of Common Shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practice of the country of purchase in addition to the initial public offering price.



  The Company and the Selling Shareholder have agreed that, until 90 days following the date hereof, they will not, without the consent of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, offer, sell or contract to sell, or announce the offering of any common shares of the Company or securities convertible into or exchangeable for such common shares, with certain exceptions.



  Morgan Stanley & Co. Incorporated has been retained by AT&T and McCaw to serve as McCaw's appraiser in connection with the Private Market Value Guarantee with LIN. See "Recent Developments--Option to Acquire Publicly Held Shares of LIN Broadcasting".



  The Company, the Selling Shareholder and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

TABLE OF CONTENTS

                                      Page
                                        --
Available Information                    2
Incorporation of Documents by
  Reference                              2
The Company                              3
Recent Developments                      4
Capitalization                           6
Selected Financial Data                  7
Selling Shareholder                      7
Description of Common Shares of AT&T     8
Use of Proceeds                          8
Price Range of Common Shares and
  Dividends                              8
Underwriting                             9
For Florida Residents                   11
Legal Opinions                          11
Experts                                 11


                        [ALTERNATE FOR INTERNATIONAL]

                              35,859,199 Shares

                                  AT&T Corp.

                                Common Shares
                         (par value $1.00 per share)
                                 (logo AT&T)

                             Morgan Stanley & Co.
                                International
                         Goldman Sachs International
                           CS First Boston Limited
                         Donaldson, Lufkin & Jenrette
                            Securities Corporation
                         Merrill Lynch International
                                   Limited
                               Salomon Brothers
                            International Limited

                   PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

       Securities and Exchange Commission Filing Fee                     $ 680,050
       Printing and Distributing Prospectus and Miscellaneous
         Material                                                          125,000*
       Accountants' Fee                                                     15,000*
       Blue Sky Fees and Expenses                                           15,000*
       Miscellaneous Expenses                                                4,950*
                                                                         ----------
         Total                                                           $ 840,000*
                                                                         ==========


* Estimated

The Selling Shareholder bears no portion of the expenses listed above.

Item 15. Indemnification of Directors and Officers.

Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the New York Business Corporation Law ("BCL").

The AT&T By-laws provide that AT&T is authorized, by (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with AT&T or at the request of AT&T in any capacity with any other enterprise.

AT&T has entered into contracts with its officers and directors, pursuant to the provisions of BCL Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the BCL, against expenses, fees, judgments, fines and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of AT&T or, at the request of AT&T, an officer, director or other partner, agent, employee or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

The directors and officers of AT&T are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by the registrant.

Any underwriters who execute the agreement filed as Exhibit 1 to this registration statement will agree to indemnify the registrant and registrant's directors and its officers who signed the registration statement against certain liabilities which might arise under the Securities Act of 1933 from information furnished to the registrant by or on behalf of any such indemnifying party.

Item 16. Exhibits.


The exhibits identified in parentheses below, on file with the SEC, are incorporated herein by reference as exhibits hereto.


 Exhibit
  Number
- ---------
1A            Form of Underwriting Agreement (U.S. Version).
1B            Form of Underwriting Agreement (International Version).
4             Restated Certificate of Incorporation of the registrant filed January
              10, 1989, Certificate of Change to Restated Certificate of Incorporation
              dated March 18, 1992, Certificate of Amendment to Restated Certificate
              of Incorporation dated June 1, 1992, and Certificate of Amendment of the
              Certificate of Incorporation dated April 20, 1994 (Exhibit 4-B to
              Registration Statement No. 33-53765).
5*            Opinion of Marilyn J. Wasser, Vice President--Law and Secretary of the
              registrant, as to the legality of the securities being registered.
23A           Consent of Coopers & Lybrand.
23B*          Consent of Marilyn J. Wasser, Vice President--Law and Secretary of the
              registrant, is contained in opinion of counsel filed as Exhibit 5.
24**          Powers of Attorney executed by the directors and officers who signed this registration statement.

               *to be filed by amendment
              **previously filed

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of the registrant pursuant to the provisions referred to in the first, second, third and fifth paragraphs of Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director or officer of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director or officer in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 11th day of January, 1995.


                                    AT&T CORP.

                                    By:  (S.L. Prendergast
                                    Vice President and Treasurer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:

R.E. Allen              Chairman of the Board

Principal Financial Officer:

R.W. Miller             Executive Vice President
                        and Chief Financial Officer

Principal Accounting Officer:


M.B. Tart               Vice President
                        and Controller
                                                    By:  (S.L. Prendergast
                                                          attorney-in-fact)*
                                                          January 11, 1995


Directors:

R.E. Allen
M. Kathryn Eickhoff
Philip M. Hawley
Drew Lewis
Victor A. Pelson
Donald S. Perkins
Henry B. Schacht
Franklin A. Thomas
Joseph D. Williams
Thomas H. Wyman
                                                   * by power of attorney

EXHIBIT INDEX

Exhibits identified in parentheses below, on file with the SEC, are incorporated herein by reference as exhibits hereto.

 Exhibit
  Number
- ---------
1A            Form of Underwriting Agreement (U.S. Version).
1B            Form of Underwriting Agreement (International Version).
4             Restated Certificate of Incorporation of the registrant
              filed January 10, 1989, Certificate of Change to Restated
              Certificate of Incorporation dated March 18, 1992,
              Certificate of Amendment to Restated Certificate of
              Incorporation dated June 1, 1992, and Certificate of
              Amendment of the Certificate of Incorporation dated April
              20, 1994 (Exhibit 4-B to Registration Statement No.
              33-53765).
5*            Opinion of Marilyn J. Wasser, Vice President--Law and
              Secretary of the registrant, as to the legality of the
              securities being registered.
23A           Consent of Coopers & Lybrand.
23B*          Consent of Marilyn J. Wasser, Vice President--Law and
              Secretary of the registrant, is contained in opinion of
              counsel filed as Exhibit 5.
24**          Powers of Attorney executed by the directors and officers
              who signed this registration statement.

               *to be filed by amendment
              **previously filed